Exhibit 99.1

OS Therapies Appoints Dr. Craig Eagle to Board of Directors

●	Company secures $10 million line of credit supported by OS Therapies UK tax credits

New York, NY and Rockville, MD, July 2, 2026 – OS Therapies, Inc. (NYSE American: OSTX) (“OS Therapies” or “the Company”), the world leader in gene-edited, Listeria-based cancer immunotherapies, today announced that it has appointed Dr. Craig Eagle to the Company’s Board of Directors. Dr. Eagle currently serves as the Company’s Chief Medical Advisor. The Company also announced that Karim Galzahr has stepped down from its Board of Directors.

“Having enjoyed participating in recent U.S., European and U.K. regulatory meetings as we prepare for a late third quarter initiation of the confirmatory Phase 3 study for OST-HER2 in the prevention or delay of recurrence of fully resected, pulmonary metastatic osteosarcoma, we have now reached consensus on the vast majority of key items that pave the way for potential early market authorizations in late 2026,” said Dr. Craig Eagle, Chief Medical Advisor and Board Member of OS Therapies. “The progress made on the sustained OST-HER2 overall survival benefit compared with historical control at the 2.5-year timepoint, the unique biomarker signature that predicts that overall survival benefit, as well as critical mass now having been reached in the recruitment into OST-400 all give me confidence as we prepare for U.S. Food & Drug Administration (FDA) Type B Statistical Methods and, thereafter, Type B Pre-BLA meetings to gain full regulatory alignment prior to completing the submission of our ongoing Biologics License Application submission under the Accelerated Approval Program. We are hopeful for decisions on Rolling Review, Regenerative Medicine Advanced Therapy (RMAT) and Breakthrough Therapy designations following the Type B Statistical Methods Meeting.”

Dr. Eagle most recently served as Guardant Health’s Chief Medical Officer. Prior to joining Guardant Health, Dr. Eagle served as Vice President of Medical Affairs Oncology for Genentech, where he oversaw the medical programs across the oncology portfolio and developed innovative cancer trials and strategies in personalized health care. Prior to Genentech, Dr. Eagle held several leadership roles at Pfizer, including oncology business lead for the United Kingdom and Canada, global lead for Oncology Strategic Alliances and Partnerships, and global head of the Oncology Therapeutic Area Global Medical and Outcomes Group, where he oversaw the U.S. oncology business. Dr. Eagle attended medical school at the University of New South Wales in Sydney, Australia and received his general internist training at Royal North Shore Hospital in Sydney.

“We are thrilled to have Dr. Eagle join our Board of Directors as we look to transition from a development-stage company into a commercial healthcare organization over the next year,” said Paul Romness, MPH, Chairman & CEO of OS Therapies.”

Concurrent with this announcement, the Company announced that it entered into a $10 million line of credit (LOC) supported by the Company’s wholly-owned subsidiary OS Therapies U.K. tax credits. The Company received an initial draw of $1.6 million that primarily supported the second phase OST-HER2 commercial manufacturing following the receipt of global regulatory alignment on the commercial manufacturing pathway for OST-HER2. OS Therapies UK currently has accumulated approximately $5.86 million in pending tax credit refunds and expects to have accumulated a total of $10.2 million through year-end 2026. The Company did not provide security interest in its intellectual property as part of the LOC agreements.

“With a reliable way to monetize the significant R&D investments we made in the fourth quarter of 2025 and the first quarter in the U.K. subsidiary, combined with significantly reduced expenses projected for the third quarter, the Company reiterates that it expects to have sufficient cash and cash resources to provide runway into 2027,” said Chris Acevedo, CPA, Chief Financial Officer of OS Therapies.

OST-HER2 has received Orphan Drug Designation (ODD), Fast Track Designation (FTD) and Rare Pediatric Disease Designation (RPDD) from the FDA, and ODD, FTD and ATMP from the EMA. Under the RPDD program, if the Company receives a BLA in the United States, it will become eligible to receive a Priority Review Voucher (PRV) that it intends to sell. The Company is seeking to obtain a BLA under the Accelerated Approval Program for OST-HER2 in osteosarcoma by year-end 2026 in the U.S., in addition to conditional Marketing Authorisation Applications in Europe, the U.K. and Australia.

About OS Therapies

OS Therapies is a clinical stage oncology company focused on the identification, development, and commercialization of treatments for Osteosarcoma (OS) and other solid tumors. The Company is the world leader in gene-edited, Listeria-based cancer immunotherapies. OST-HER2, the Company’s lead asset, is an immunotherapy leveraging the immune-stimulatory effects of Listeria bacteria to initiate a strong immune response targeting the HER2 protein. OST-HER2 is designed to target two mutated extracellular epitopes and one mutated intracellular epitope of the HER2 oncogene, requiring only one of these three epitopes to be present in a tumor (or micro-metastasis) to trigger the desired immune response. OST-HER2 has received Orphan Drug Designation (ODD), Fast Track Designation (FTD) and Rare Pediatric Disease Designation (RPDD) from the U.S. Food & Drug Administration and has received ODD, FTD and ATMP from the European Medicines Agency.

The Company reported positive data in its Phase 2b clinical trial of OST-HER2 in recurrent, fully resected, lung metastatic osteosarcoma, demonstrating clinically significant benefit in the 12-month event free survival (EFS) primary endpoint of the study and the overall survival (OS) secondary endpoint. The Company is seeking a Biologics License Application (BLA) from the U.S. FDA for OST-HER2 in osteosarcoma in 2026 and, if approved, would become eligible to receive a Priority Review Voucher that it could then sell. The Company also anticipates receiving Conditional Marketing Authorisation Applications from the U.K.’s Medicines and Healthcare products Regulatory Agency and the EMA for OST-HER2 in 2026. OST-HER2 has completed a Phase 1 clinical study primarily in breast cancer patients, in addition to showing preclinical efficacy data in various models of breast cancer. OST-HER2 has been conditionally approved by the U.S. Department of Agriculture for the treatment of canines with osteosarcoma. The Company has also completed dosing in a Phase 1 study of OST-504 for castration-resistant prostate cancer.

In addition, OS Therapies is advancing its next-generation Antibody Drug Conjugate (ADC) and Drug Conjugates (DC), known as tunable ADC (tADC), which features tunable, tailored antibody-linker-payload candidates. This platform leverages the Company’s proprietary silicone Si-Linker and Conditionally Active Payload (CAP) technology, enabling the delivery of multiple payloads per linker. For more information, please visit www.ostherapies.com.

Forward-Looking Statements

Statements in this press release about future expectations, plans and prospects, as well as any other statements regarding matters that are not historical facts, may constitute forward-looking statements within the meaning of the federal securities laws. These forward-looking statements and terms such as “anticipate,” “expect,” “intend,” “may,” “will,” “should” or other comparable terms involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the future. Those statements include statements regarding the intent, belief or current expectations of OS Therapies and members of its management, as well as the assumptions on which such statements are based. OS Therapies cautions readers that forward-looking statements are based on management’s expectations and assumptions as of the date of this press release and are subject to certain risks and uncertainties that could cause actual results to differ materially, including, but not limited to the potential approval of OST-HER2 by the U.S. FDA and other risks and uncertainties described in “Risk Factors” in the Company’s most recent Annual Report on Form 10-K and other subsequent documents the Company files with the Securities and Exchange Commission. Any forward-looking statements contained in this press release speak only as of the date hereof, and, except as required by the federal securities laws, OS Therapies specifically disclaims any obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

OS Therapies Contact Information:

Investor Relations

Harrison Seidner, PhD

WaterSeid Partners

OSTX@waterseid.com

Public Relations

Stephanie Chen

Elev8 New Media

media@ostherapies.com

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